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                                                                    EXHIBIT 99.5

                            EXCHANGE AGENT AGREEMENT

                                                                          , 2001

Bankers Trust Company
BT Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, TN 37229-2737

Ladies and Gentlemen:

     Upon the terms and subject to the conditions set forth in a prospectus
dated   --   , 2001 of Airplanes Pass Through Trust, Airplanes Limited and
Airplanes U.S. Trust (together, "Airplanes Group") (the "Prospectus"), and the accompanying letter of transmittal (the "Letter of Transmittal"), Airplanes Pass Through Trust proposes to make an offer (the "Exchange Offer"), to exchange its Subclass A-9 Certificates due March 15, 2019 (the "New Certificates") issued by Airplanes Pass Through Trust, for up to all of its outstanding Subclass A-9 Certificates due March 15, 2019 (the "Old Certificates"). The Old Certificates and the New Certificates are collectively referred to herein as the "Certificates".

     Airplanes Group hereby appoints Bankers Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bankers Trust Company.

     The Exchange Offer is expected to be commenced by Airplanes Group on or
about    --   , 2001. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Certificates to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Certificates tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
   --   , 2001 or on such later date or time to which Airplanes Group may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, Airplanes Group expressly reserves the right to extend the Exchange Offer at any time and from time to time by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

     Airplanes Group expressly reserves the right to amend or modify the terms of, or withdraw or terminate the Exchange Offer and not to accept for exchange any Old Certificates at any time for any reason. Airplanes Group will give oral (confirmed in writing) or written notice of any amendment, modification, withdrawal, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following Instructions:

     1.    You will perform such duties and only such duties as are set forth in
        (i) the section of the Prospectus captioned "The Exchange Offer", (ii) the Letter of Transmittal and Notice of Guaranteed Delivery to be distributed to holders of Old Certificates (together, "Other Exchange Materials"), and (iii) this Agreement, and all other actions reasonably necessary in connection therewith; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Old Certificates at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Certificates by causing the Book-Entry Transfer Facility to transfer such Old Certificates into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Certificates (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any
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        other documents delivered or mailed to you by or for holders of the Old
        Certificates to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Certificates have otherwise been properly and validly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Certificates are not in proper form for transfer or some other irregularity in connection with the acceptance of such securities in the Exchange Offer exists, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of any Director of Airplanes Limited or any Controlling Trustee of Airplanes U.S. Trust (such approval, if given orally, to be confirmed in writing) or any other party designated by a Director of Airplanes Limited or Controlling Trustee of Airplanes U.S. Trust in writing, you are authorized to waive any irregularities in connection with any tender of Old Certificates pursuant to the Exchange Offer.

     5. Tenders of Old Certificates may be made only as set forth in the Other Exchange Materials and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Certificates", and Old Certificates shall be considered properly and validly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Certificates which the Administrative Agent shall approve as having been properly and validly tendered shall be considered to be properly and validly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise Airplanes Group of any Old Certificates received subsequent to the Expiration Date and accept its instructions with respect thereto.

     7. You shall accept tenders in accordance with the terms, conditions and procedures set forth in the Prospectus and Other Exchange Materials.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Airplanes Group will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Certificates properly and validly tendered, and you, on behalf of Airplanes Group, will exchange such Old Certificates for New Certificates and cause such Old Certificates to be canceled in accordance with instructions from Airplanes Group. Delivery of New Certificates will be made on behalf of Airplanes Group by you in an aggregate principal amount of New Certificates equal to the aggregate principal amount of Old Certificates validly tendered; provided, however, that in all cases, Old Certificates tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Certificates (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

     9. Tenders pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     10. Airplanes Group shall not be required to accept for exchange any Old Certificates tendered. Unless notice by Airplanes Group not to exchange any Old Certificates tendered shall be given (and confirmed in writing) by Airplanes Group to you, such Old Certificates properly tendered shall be accepted.

     11. If, pursuant to the Exchange Offer, Airplanes Group does not accept for exchange all or part of the Old Certificates tendered for any reason, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Certificates (or effect an appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them with you.
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     12.   All certificates for reissued Old Certificates, unaccepted Old
        Certificates or for New Certificates shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond protecting you and Airplanes Group from loss or liability arising out of the non-receipt or non-delivery of such certificates or
        (b) by registered mail insured separately for the replacement value of each of such certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14.   As Exchange Agent hereunder you:

        (a)   shall have no duties or obligations other than those set forth in
             (i) the section of the Prospectus captioned "The Exchange Offer,"
             (ii) the Other Exchange Materials, and (iii) this Agreement, and all other actions reasonably necessary in connection therewith or as may be subsequently agreed to in writing by you and Airplanes Group;

        (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Certificates represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

        (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

        (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

        (e) may rely on and shall be protected in acting upon written or oral instructions from any officer of Airplanes Group or the Administrative Agent on behalf of Airplanes Group;

        (f) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

        (g) shall not advise any person tendering Old Certificates pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Certificates.

     15. You shall take such action as may from time to time be requested by Airplanes Group or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, the Other Exchange Offer Materials or such other forms as may be approved from time to time by Airplanes Group, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. Airplanes Group will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to AerFi Financial Services (Ireland) Limited (the "Administrative Agent") or such other person as any Director of Airplanes Limited or Controlling Trustee of Airplanes U.S. Trust shall designate.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Administrative Agent and to such other person or persons as any of the Directors of Airplanes Limited or Controlling Trustees of Airplanes U.S. Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and
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        including the Expiration Date, as to the number of Old Certificates which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, Airplanes Group or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Administrative Agent and such person as Airplanes Group may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date Airplanes Group shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of the Old Certificates tendered, the aggregate principal amount of the Old Certificates accepted and deliver said list to the Administrative Agent.

     17. The Other Exchange Offer Materials shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Administrative Agent.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by Airplanes Group or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed you hereunder.

     19. For services rendered as Exchange Agent hereunder, Airplanes Group agrees to pay to the Exchange Agent a fee in the amount of $15,000, payable upon consummation of the Exchange Offer, as set forth in Schedule A hereto.

     20. You hereby acknowledge receipt of the Prospectus and the Other Exchange Materials and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Other Exchange Materials (as they may be mended from time to time), on the other hand, shall be resolved in favor of the Prospectus and the Other Exchange Materials, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which, in case of inconsistency, shall be controlled by this Agreement.

     21. Airplanes Group covenants and agrees to indemnify and hold you, including, without limitation, your officers, directors, employees, agents and affiliates (the "Additional Indemnitees"), harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you or an Additional Indemnitee, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you or such Additional Indemnitee, to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Certificates reasonably believed by you or such Additional Indemnitee in good faith to accept any tenders or effect any transfer of Old Certificates, provided, however, that Airplanes Group shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the gross negligence or willful misconduct of you or any Additional Indemnitee. In no case shall Airplanes Group be liable under this indemnity with respect to any claim against you or any Additional Indemnitee unless Airplanes Group shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or such Additional Indemnitee or of any other action commenced against you or such Additional Indemnitee, promptly after you or such Additional Indemnitee shall have received any such written assertion or notice of commencement of action. Airplanes Group shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if Airplanes Group so elects, Airplanes Group shall assume the defense of any suit brought to enforce any such claim. In the event that Airplanes Group shall assume the defense of any such suit, Airplanes Group shall not be liable for the fees and expenses of any additional
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        counsel thereafter retained by you or any Additional Indemnitee so long as Airplanes Group shall retain counsel satisfactory to you to defend such suit.

     22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the internal laws of the State of New York.

     23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

        If to the Administrative Agent:

            to AerFi Financial Services (Ireland) Limited
             debis AirFinance House
             Shannon
             Ireland
            Facsimile: +353 61 360-113

        If to Airplanes Group:

            c/o AerFi Financial Services (Ireland) Limited,
             as Administrative Agent
             debis AirFinance House
             Shannon
             Ireland
            Facsimile: +353 61 360-113

        If to the Exchange Agent:

            BT Services Tennessee, Inc.
             Reorganization Unit
             P.O. Box 292737
             Nashville, TN 37229-2737
             Facsimile: (615) 835-3701
            Attention: Corporate Trust and Agency Group

     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21, 22 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Administrative Agent any certificates for securities of the Airplanes Group, funds or property then held by you as Exchange Agent under this Agreement.

     30.   This Agreement shall be binding and effective as of the date hereof.
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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                          AIRPLANES LIMITED

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          AIRPLANES U.S. TRUST

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

Accepted as the date
first above written:

BANKERS TRUST COMPANY, AS EXCHANGE
AGENT

By:
--------------------------------------
    Name:
    Title:
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                                   SCHEDULE A

                             BANKERS TRUST COMPANY
                        CORPORATE TRUST AND AGENCY GROUP

                                SCHEDULE OF FEES

I.   EXCHANGE AGENT ACCEPTANCE FEES:                                  $15,000.00

     Covers review of the Exchange Agent Agreement, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, and Agent's Messages.

CERTIFICATE: The fees set forth in this schedule are subject to review of documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

     We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as with BT or its affiliates. These transactions (for which normal and customary spreads or other compensation may be earned by such broker-dealers, including BT or its affiliates, in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to us or our affiliates. If you choose to invest in any mutual fund, BT and/or our affiliates may earn investment management fees and other service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. Likewise, BT has entered into agreements with certain mutual funds or their agents to provide shareholder services to those funds. For providing these shareholder services, BT is paid a fee by these mutual funds that calculated on an annual basis does not exceed 25 basis points of the amount of your investment in these mutual funds. In addition, if you choose to use other services provided by BT or its affiliates, Corporate Trust or other BT affiliates may be allocated a portion of the fees earned. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a transaction should fail to close for reasons beyond our control, we reserve the right to charge our acceptance fee plus reimbursement for legal fees incurred.

     Shares of mutual funds are not deposits or obligations of, or guaranteed by, Bankers Trust Company or any of its affiliates and are not insured by the Federal Deposit Insurance Corporation or any other agency of the U.S. Government. Investments in the mutual funds involve the possible loss of principal. Please read the prospectus carefully before investing.